Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8, No. 333-119370 and 33-60845, of Wilshire Enterprises, Inc. of our report, which includes an explanatory paragraph relating to an investigation by government authorities in which the Company is involved, dated April 14, 2008, with respect to the consolidated financial statements and financial statement schedule of Wilshire Enterprises, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 14, 2008